SUB TRANSFER AGENCY AGREEMENT

AGREEMENT made by and between the institution executing this Agreement (“Recordkeeper”) and the investment companies executing this Agreement (each a “Trust” and collectively the “Trusts”) on behalf of themselves and each of their series or classes of shares (each a “Fund”, collectively, the “Funds”), and J.P. Morgan Investment Management Inc., J.P. Morgan Alternative Asset Management, Inc. (“JPMAAM”) and Security Capital Research & Management Incorporated, each an investment adviser to a Trust or Trusts (“Advisors”).

WHEREAS, each Trust desires to enter into a Sub Transfer Agency Agreement pursuant to which the Trust will retain the Recordkeeper to perform certain recordkeeping, processing and reporting services and functions (i) with respect to transactions in shares of the Funds (“Shares”) listed on Exhibit A, made by or on behalf of participants in certain employee benefit plans (the “Plans”), and (ii) with respect to holdings of Shares maintained by or on behalf of such participants, through a single master shareholder account each such Plan maintains with the Funds’ transfer agent (“Transfer Agent”); and

NOW, THEREFORE, in consideration of the following premises and mutual covenants, the parties agree as follows:

1.	Services Provided by The Recordkeeper

When and to the extent requested by the Trust, the Recordkeeper agrees to perform recordkeeping, processing and reporting services and functions (i) with respect to transactions in Shares made by or on behalf of participants in a Plan (“Participants”), and (ii) with respect to holdings of Shares maintained by or on behalf of Participants, through a single master shareholder account the Plan maintains with the Transfer Agent. To the extent requested, the Recordkeeper will provide the following services:

A.	Maintain separate records for each Participant reflecting Shares purchased, redeemed and exchanged on behalf of such Participant and outstanding balances of Shares owned by or for the benefit of such Participant.

B.	Prepare and transmit to Plan and/or its Participants periodic account statements indicating the number of Shares owned by or for the benefit of Participants and purchases, redemptions and exchanges of Shares made on behalf of Participants.

C.	With respect to each Plan, aggregate all purchase, redemption and exchange orders made by or on behalf of the Plan’s Participants and transmit instructions based on such aggregate orders to the Transfer Agent in accordance with the terms and conditions of the applicable current prospectus (“Prospectus”) and Statement of Additional Information (“SAI, “ and together with the Prospectus, the “Registration Statement), the applicable rules, regulations and requirements, and the terms of this Agreement.

D.	Provide to the Trust, the Transfer Agent and/or other parties designated by them such other information relating to transactions in and holdings of Shares by or on behalf of Participants as is reasonably requested.

Recordkeeper will forward or cause to be forwarded to customers the Funds’ Registration Statement, periodic financial reports, proxy materials and other Fund communications as required to be delivered to, or received by, customers under all applicable laws, rules and regulations (“Applicable Law”) or as reasonably requested by a Fund. However, Recordkeeper may provide a current effective summary prospectus (the “Summary Prospectus”) in lieu of a Statutory Prospectus as permitted under Applicable Law, unless instructed otherwise by a Fund. Recordkeeper shall respond to requests for a Summary Prospectus, Statutory Prospectus, SAI, currently effective annual report or currently effective semi-annual report made by a customer directly to Recordkeeper with the documents that a Fund has provided to it hereunder, including any applicable supplements, as required under Applicable Law. Unless instructed by a Fund to the contrary, Recordkeeper may consolidate or utilize “household” mailing for the delivery of the above-described materials where permissible under, and in accordance with, Applicable Law, and, unless instructed by a Fund to the contrary, the delivery of the materials may be accomplished via electronic means, so long as the methodologies utilized by Recordkeeper comply with Applicable Law relating to the delivery and receipt of such materials, including, but not limited to, that Recordkeeper received informed consent from all applicable shareholders permitting the method and manner of such use, and Recordkeeper maintains, and agrees to provide to a Fund upon request, records of each such delivery.

2.	Transactions in Shares.

A. The Funds will execute all accepted orders for the purchase of any Shares at the next determined public offering price per share (i.e., the net asset value per share plus the applicable initial sales load, if any) and the Funds will execute all accepted orders for the redemption of any Shares at the next determined net asset value per share, in each case as described in the Prospectus and SAI. The Funds reserve the right to reject any purchase request in their sole discretion.

B. Recordkeeper certifies that it will at all times follow all applicable rules, regulations and requirements in connection with the handling of orders for transactions in the Funds, including, without limitation:

(i)	Rule 22c-1(a) and other applicable rules under the Investment Company Act of 1940, as amended (“Investment Company Act”);

(ii)	the provisions of this Agreement; and

(iii)	the Prospectus and SAI.

C. Recordkeeper further certifies that it:

(i)	has adopted and implemented and will monitor, on a continuous basis, its compliance with procedures reasonably designed to prevent violations of all applicable law, regulation and Prospectus and SAI requirements with respect to late trading, market timing and abusive trading practices;

(ii)	has determined that each of Recordkeeper’s Agents (as defined below) that accept orders for Shares on the Fund’s behalf has adopted and implemented and will monitor, on a continuous basis, its compliance with its own internal procedures reasonably designed to prevent violations of relevant law, regulation and Prospectus and SAI requirements with respect to late trading, market timing and abusive trading practices;

(iii)	upon request, will provide information and further certification to the Funds or their designee to verify compliance with this Section 2 and Section D in Exhibit C; and

(iv)	will cooperate in monitoring and enforcing the Trust’s market timing, late trading, and any redemption fee policies as set forth in the Prospectus and SAI and such other policies established by the Trust from time to time.

D. The Recordkeeper agrees that neither the Funds nor any of their affiliates or agents will have any responsibility or liability to review any purchase or redemption request which is presented by Recordkeeper (i) to determine whether such request is genuine or authorized by a Plan or (ii) to determine the suitability of a particular Fund or Class for such Plan or its Participants. The Funds and their affiliates and agents will be entitled to rely conclusively on any purchase or redemption request communicated to the Funds by Recordkeeper, and will have no liability whatsoever for any losses, claims or damages to or against Recordkeeper or any Plan or Participant resulting from the failure of Recordkeeper to transmit any such request, or from any errors contained in any request.

E. Recordkeeper confirms that it will be considered the Funds’ agent for the sole purpose of receiving purchase and redemption orders from Plans and transmitting them to the Transfer Agent. Recordkeeper may authorize such intermediaries as it deems appropriate (“Recordkeeper’s Agents”) to receive orders on the Funds’ behalf. Recordkeeper shall be liable to the Funds for each Recordkeeper’s Agent’s compliance with applicable regulations, requirements and this Section 2. to the same extent as if Recordkeeper itself had acted or failed to act instead of the Recordkeeper’s Agent.

F. The parties agree that in each transaction in Shares and with regard to any services rendered pursuant to this Agreement (i) Recordkeeper is acting as agent for the Plans; (ii) the Plans are for all purposes the customers of Recordkeeper; (iii) each transaction is initiated solely upon the order of the Plans; (iv) as between Recordkeeper and a Plan, the Plan will have full beneficial ownership of all Shares; (v) each transaction shall be for the account of a Plan and not for Recordkeeper’s account; and (vi) except for the limited purpose of receiving orders for Share transactions from the Plans as described in Section 2E of this Agreement, Recordkeeper shall have no authority to act as agent for the Funds.

3.	Shareholder Information

A. Recordkeeper agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through a Financial Intermediary Fund Account during the period covered by the request.

(i) Requests must set forth a specific period, not to exceed one year from the date of the request, for which transaction information is sought. A request may be ongoing and continuous (e.g., for each trading day throughout the year) or for specified periods of time. The Fund may request transaction information older than one year from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing market timing and abusive trading practices.

(ii) Recordkeeper agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in 3(a). If requested by the Fund or its designee, Recordkeeper agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in 3(a) is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in 3(a) for those shareholders who hold an account with an indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Recordkeeper additionally agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties; and to the extent practicable, the format for any transaction information provided to the Fund should be consistent with the DTCC Standardized Data Reporting Format.

(iii) The Fund agrees not to use the shareholder information received pursuant to this Agreement for marketing or any other similar purpose without the prior written consent of Recordkeeper.

B. Recordkeeper agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through a Financial Intermediary Fund Account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing market timing or abusive trading practices.

(i) Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or the Financial Intermediary Fund Account(s) or other agreed upon information to which the instruction relates.

(ii) Recordkeeper agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Recordkeeper.

(iii) Recordkeeper must provide written confirmation to the Fund that instructions have been executed. Recordkeeper agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

C. Definitions. For purposes of this Section of the Agreement:

(i) The term “Financial Intermediary Fund Account” means a direct or networked Shareholder account with the Fund maintained by Recordkeeper or an omnibus account with the Fund maintained by Recordkeeper.

(ii) “Fund” includes JPMorgan Distribution Services, Inc., which is the Fund’s principal underwriter, the Fund’s transfer agent and the series of the trusts and corporation listed in the Agreement.

(iii) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by or through a Financial Intermediary Fund Account.

(iv) The term “Shareholder” means (i) the beneficial owner of Shares held by or through a Financial Intermediary Fund Account; (ii) a participant in an employee benefit plan owning Shares held by or through a Financial Intermediary Fund Account, notwithstanding that the employee benefit plan may be deemed to be the beneficial owner of Shares; and (iii) the holder of interests in a variable annuity or variable life insurance contract issued by a financial intermediary owning Shares held by or through a Financial Intermediary Fund Account.

(v) The term “written” and/or “in writing” includes electronic writings and facsimile transmissions.

(vi) The term “Recordkeeper” shall mean a “financial intermediary” as defined in Rule 22c-2 of the Investment Company Act.

(vii) The term “purchase” does not include the automatic reinvestment of dividends.

(viii) The term “promptly” as used in 3A.2 shall mean as soon as practicable but in no event later than 10 business days from the Recordkeeper’s receipt of the request for information from the Fund or its designee.

4.	Representations, Warranties and Covenants

A. The Trust represents and warrants that:

(1)	It has the requisite authority to enter into this Agreement and to make the payments contemplated herein; and

(2)	The execution and delivery of this Agreement have been duly authorized by all necessary action on its part, and this Agreement constitutes the valid and binding obligation of the Trust.

B. Recordkeeper represents, warrants and agrees that:

(1)	It has the requisite authority to enter into this Agreement and to perform the services contemplated herein;

(2)	The execution and delivery of this Agreement and the performance of the services contemplated herein have been duly authorized by all necessary action on its part, and this Agreement constitutes the valid and binding obligation of Recordkeeper;

(3)	It currently does and will, conduct its activities hereunder in material conformity with all applicable federal, state and industry laws or regulations and will disclose its receipt of fees hereunder to the Plans (and, if required, will obtain their consent to such receipt) in accordance with applicable laws and regulations;

(4)	To the extent Shares are purchased by Participants through a Plan that is a defined contribution plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the arrangements provided for in this Agreement will be disclosed to the Plan(s) through their representatives;

(5)	Either (a) it is not a “fiduciary” with respect to the provision of the services contemplated herein to any Plan(s) as such term is defined in Section 3(21) of ERISA, and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); or (b) its receipt of fees pursuant to this Agreement and the provision of the services contemplated herein to any Plan(s) will not constitute a non-exempt “prohibited transaction” as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(6)	That if it plans to participate in the Depository Trust Clearing Corporation’s (“DTCC”) Mutual Fund Settlement Entry and Registration Verification system or its Defined Contribution Clearing and Settlement Service (“Fund/SERV”), and/or in its Networking System, Recordkeeper is a member of the DTCC or otherwise has access to Fund/SERV and it has executed and filed with the DTCC the standard Networking agreement;

(7)	The providing of its services set forth in Section 1 hereof will in no event be primarily intended to result in the sale of Shares; and

(8)	It will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under current industry practices, each issued by a qualified insurance carrier with a Financial Strength Rating from A.M. Best Company rating of at least “A,” and, upon the Trust’s request, it will furnish a certificate of insurance evidencing such coverage.

Each party hereto agrees to provide to the other such information or documentation necessary for such party to fulfill its obligations hereunder and such other information or documentation as either party may reasonably request.

5.	Compensation

A. In consideration of performance of the services by the Recordkeeper hereunder, the Trusts, the Advisors and/or JPMDS will compensate the Recordkeeper as set forth in Exhibit B.

B. The Recordkeeper will permit the Trust and its representatives (including counsel and independent accountants) with reasonable access to its records to enable the Trust to verify that the Recordkeeper’s charges hereunder comply with the provisions of this Agreement. Such access shall include, but not be limited to, up to four on-site inspections of the Recordkeeper’s records each calendar year. Such inspections shall be upon advance written notice, during normal business hours and at the expense of the Trust and their representatives.

C. The Recordkeeper shall calculate the compensation due under this Section 4 at the end of each quarter and shall send an invoice therefor to the Trust. Each invoice shall be accompanied by a statement setting forth the calculation of such compensation amount.

6.	Indemnification

A. Recordkeeper shall indemnify and hold harmless the Trust, the Transfer Agent and their respective subsidiaries, affiliates, officers, directors (or trustees), and employees from all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i)	any breach by Recordkeeper of any representations, covenants or warranties in this Agreement or a material breach of any provision of this Agreement;

(ii)	any actions or omissions of any Trust, the Transfer Agent and their subsidiaries, affiliates, officers, directors (or trustees), and employees in reliance upon any oral, written or computer or electronically transmitted instructions, documents or materials believed to be genuine and to have been given by or on behalf of Recordkeeper; and

(iii)	any willful misconduct or negligence (as measured by industry standards) of Recordkeeper, its agents and employees, in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

B. The Trust shall indemnify and hold harmless Recordkeeper and its subsidiaries, affiliates, officers, directors, and employees from and against any and all claims, liabilities, losses or costs (including reasonable attorney’s fees) arising directly from:

(i)	any breach by the Trust of any representations, covenants or warranties in this Agreement or any material breach of any provision of this Agreement;

(ii)	any alleged untrue statement of a material fact contained in any Fund’s registration statement or Prospectus or any alleged omission to state therein a material fact required to be stated therein necessary to make the statements contained therein not misleading; and

(iii)	any willful misconduct or negligence (as measured by industry standards) of the Trust or its agents in the performance of, or failure to perform, its obligations under this Agreement, or any reckless disregard of its obligations under this Agreement.

C. Neither the Trust nor Recordkeeper shall be liable for special, consequential or incidental damages. The indemnification provided for hereunder shall be in addition to any liability which the parties may otherwise have.

D. The agreement of the parties in this Section 6 to indemnify each other is conditioned upon the party entitled to indemnification (Indemnified Party) giving notice to the party required to provide indemnification (Indemnifying Party) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Sub-section (D) shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party’s interest are actually prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

E. The provisions of this Section 6 shall survive the termination of this Agreement.

7.	Confidentiality

A. Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans or product development, which is disclosed to the other or is otherwise obtained by the other, its affiliates, agents or representatives during the term of this Agreement (the “Proprietary Information”) is confidential and proprietary, constitutes trade secrets of the owner, and is of great value and importance to the success of the owner’s business. Each party agrees that should it come into possession of Proprietary Information, it will use its best efforts to hold such information in confidence and shall refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (ii) with the written consent of the other party; or (iii) as required by law or judicial process. Proprietary Information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon Proprietary Information.

B. All information, including “nonpublic personal information” as that term is defined in Regulation S-P, relating to Participants is and shall remain the sole property of the Trust and the Recordkeeper and shall not be disclosed to or used by the Trust, the Recordkeeper, or their affiliates for any purpose except in the performance of their respective duties and responsibilities under this Agreement and except for servicing and informational mailings relating to the Funds or as permitted by Rule 15 of Regulation S-P. Notwithstanding the foregoing, this Section 7 B shall not prohibit the Recordkeeper, the Funds, or any of their affiliates from utilizing the names of Participants for any purpose if the names are obtained in any manner other than from Recordkeeper pursuant to this Agreement.

C. If applicable, Recordkeeper will deliver the Trust’s privacy policy as required by Regulation S-P.

D. The provisions of this Section 7 shall survive the termination of this Agreement.

8.	Effective Date, Amendment and Termination

A. This Agreement shall become effective as of the date executed by the Trust or as of the first date thereafter upon which Recordkeeper performs any service, or receives any payment pursuant hereto.

B. This Agreement may be amended by the Trust from time to time by the following procedure. The Trust or its agent will mail a copy of the amendment to Recordkeeper’s address, as shown on the signature page hereof. If Recordkeeper does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Recordkeeper’s objection must be in writing and be received by the Trust within such thirty days.

C. This Agreement may be terminated as follows:

(i)	by either party as to any Fund without cause by giving the other party at least thirty (30) days’ written notice. The termination of this Agreement with respect to any one Fund will not cause the Agreement’s termination with respect to any other Fund.

(ii)	Notwithstanding the foregoing, this Agreement may be terminated at any time if required by applicable law, rule, regulation, order, or instruction by a court of competent jurisdiction or regulatory body or self-regulatory organization with jurisdiction over the Trust or Recordkeeper.

9.	Miscellaneous

A. Use of Names. Neither party shall use the name (or any trademark, trade name, service mark or logo) of the other party or its affiliates or, in the case of Recordkeeper, of the Funds, in any manner without the other party’s written consent, except as required by any applicable federal or state law, rule or regulation, and except that Recordkeeper may identify the Funds in a listing of funds offered by Recordkeeper.

B. Anti-Money Laundering. Recordkeeper represents that it has established an Anti-Money Laundering Program (“AML Program”) that is designed to comply with applicable U.S. laws, regulations, and guidance, including rules of self-regulatory organizations, relating to the prevention of money laundering, terrorist financing, and related financial crimes. Its AML Program includes written policies and procedures regarding the (i) verification of the identity of its customers and the source of its customers’ funds, and ii) reporting of any suspicious transactions in a customer’s account. Recordkeeper agrees to cooperate with the Trust to satisfy the Trust’s AML due diligence policies, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure its compliance with the AML regulations. Recordkeeper will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Trust with any requested information about Participants and their Fund accounts in the event that the Funds shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority.

C. Representations with Respect to the Funds. Recordkeeper and its agents shall not make any representation concerning a Fund or Shares, except those contained in the Prospectus or SAI, in current material furnished by the Trust or its agent to Recordkeeper, or in materials created by Recordkeeper and submitted to and approved in writing by the Trust.

D. Certification of Customers’ Taxpayer Identification Numbers. Recordkeeper agrees to obtain any taxpayer identification number certification from its customers required under the Code, as amended, and any applicable Treasury regulations, and to provide Trust, or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding. Recordkeeper will not knowingly accept or act upon any instruction to purchase Shares from a customer located outside the United States of America or for the account of any non-US person.

E. Nonexclusivity. The Trust acknowledges that Recordkeeper may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies. The Trust may enter into other similar agreements for the provision of sub transfer agency services with any other person or persons without Recordkeeper’s consent.

F. Force Majeure. Neither Recordkeeper nor the Trust nor their respective affiliates shall be liable to the other or to any Fund for any damage, claim or other loss whatsoever caused by circumstances or events beyond its reasonable control, provided that such party has exercised such reasonable diligence as the circumstances require.

G. Security Against Unauthorized Use of Funds’ Recordkeeping Systems. Recordkeeper agrees to provide such security as is necessary to prevent any unauthorized use of the Funds’ recordkeeping system,

accessed via (a) the world wide web or any URL maintained by the Trust or its agent, (b) a networking/data access arrangement or (c) computer hardware or software provided to Recordkeeper by the Trust or its agent.

H. Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by: (i) personal delivery; (ii) postage prepaid, registered or certified United States first class mail, return receipt requested; (iii) overnight courier services; or (iv) facsimile or similar electronic means of delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all such notices shall be given or sent to the other party at the address on the signature page hereof, Attention: President.

I. Records. Recordkeeper will maintain all records (1) required by state and federal law relating to the provision of the services contemplated under the Agreement, (2) necessary or appropriate to demonstrate its compliance with the terms and conditions of the Registration Statement or the Agreement, or (3) necessary to make required regulatory reports. Upon the request of the JPMDS, a MMF or their authorized agents, Financial Intermediary shall provide any current annual reports on internal controls prepared by an independent auditor pursuant to either Statement for Attestation Engagements No. 16 (SSAE 16) (or any successor provision) or the Financial Intermediary Controls and Compliance Assessment (FICCA), and such other similar or related documents as reasonably requested (collectively, “Audit Documents”). Financial Intermediary acknowledges that JPMDS or the MMF may use a third party vendor to review and assess the contents of the Audit Documents, and, notwithstanding anything herein to the contrary, Financial Intermediary consents to JPMDS and the MMF sharing such Audit Documents with the third party vendor. J. Delegation of Duties. Either party may employ an affiliate or a third party to perform any services required to enable the party to perform its functions under this Agreement. The delegating party will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve the delegating party of any of its obligations under this Agreement. The delegating party agrees that it remains liable to the other party for an affiliate’s or third party’s compliance with this Agreement, applicable regulations and requirements to the same extent as if the delegating party itself had acted or failed to act instead of the affiliate or third party.

K. Assignment and Governing Law. This Agreement may not be transferred or assigned (as that term is defined in the Investment Company Act) by either the Trust or Recordkeeper without the written consent of both parties, and shall be construed in accordance with the laws of the State of New York.

L. Limitation of Liability of the Trustees and Shareholders. The names “JPMorgan Trust I,” JPMorgan Trust II,” “Undiscovered Managers Funds” refer respectively to the Trusts. The obligations of each Trust (or the particular Fund thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Trust are made not individually, but in such capacities, and such obligations of each Trust (or the particular Fund thereof) are not binding upon any Trustee, shareholder or representative of that Trust personally, but bind only the assets of the applicable Trust (or the particular Fund thereof), and all persons dealing with that Trust (or particular Fund thereof) must look solely to the assets of the Trust (or the particular Fund thereof) for the enforcement of any claims against the Trust (or the particular Fund).

M. ERISA Reporting and Disclosure Information. Upon the request of the Recordkeeper, the Trusts and/or Advisors shall supply the Recordkeeper, as soon as reasonably practicable, with any information, materials and data within the control of the Trusts or Advisors relating to any Fund in which a Plan may be invested so that the Recordkeeper may comply with its disclosure obligations under 29 CFR 2550.408b-2, including information that is required for the Plan representatives and Plans to comply with the disclosure obligations described in 29 CFR 2550.404a-5 and other applicable reporting and disclosure requirements of Title I of ERISA and the regulations, forms and schedules issued thereunder.

N. Counterparts; Severability. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that one or more provisions of this Agreement shall be held by any court to be invalid, void or unenforceable, the remaining provisions shall nevertheless remain and continue in full force and effect.

O. Incorporation of Exhibits A, B, C, and D. Financial Intermediary and JPMDS agree that the attached Exhibits A, B, C (including C1 and C2), and D are incorporated into and made a part of this Agreement and all references herein to the Agreement shall include such Exhibits.

JPMORGAN TRUST I

JPMORGAN TRUST II

JPMORGAN TRUST III

JPMORGAN TRUST IV

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

UNDISCOVERED MANAGERS FUNDS

270 Park Avenue

New York, N.Y. 10017

By:

Authorized Signature
Name:

Title:

Date:

Recordkeeper Name	FINRA CRD Number
(Please Print or Type)

Address

City: State Zip Code

Phone: Fax:

By:

Authorized Signature

Print Name or Type Name

Title

Date

J.P. Morgan Investment Management Inc.

1111 Polaris Parkway

Floor 1F, OH1-1019

Columbus, OH 43240

By:

Name:

Title:

Date:

Security Capital Research & Management Incorporated

10 South Dearborn

Chicago, IL 60603

By:

Name:

Title:

Date:

J.P. Morgan Alternative Asset Management, Inc.

270 Park Avenue

Floor 25, NY1-K510

New York, NY 10017

By:

Name:

Title:

Date:

Exhibit A

Funds

[A, Select, Institutional, R2, R5 and R6] Shares of the variable NAV funds of [and Premier, Morgan, Reserve, Cash Mgmt, Agency, Institutional and Capital Shares] of the Money Market Funds the Trusts listed below:

JPMORGAN TRUST I

JPMORGAN TRUST II

JPMORGAN TRUST III

JPMORGAN TRUST IV

J.P. MORGAN FLEMING MUTUAL FUND GROUP, INC.

J.P. MORGAN MUTUAL FUND INVESTMENT TRUST

UNDISCOVERED MANAGERS FUNDS

Exhibit B

COMPENSATION

In consideration of the services in Sections 1.A – 1.D of this Agreement, the Trusts and/or the respective Advisors*, severally and not jointly, shall pay Recordkeeper at the annual rates set forth in the table below for the respective Share classes of the variable NAV Funds, based on the average daily net assets in Participants’ accounts per year.

Share Class	Sub Transfer Agency Fee (excluding short term bond and index funds **, money market funds, JPMorgan Managed Income Fund, JPMorgan Current Income Fund and closed accounts)	Sub Transfer Agency Fee for short term bond and index funds**	Sub Transfer Agency Fee for JPMorgan Managed Income Fund, JPMorgan Current Income Fund, money market funds and closed accounts
A / Select / R2	0.25%	0.05%	0.00%
C	0.00%	0.00%	0.00%
Institutional/ R5	0.10%	0.00%	0.00%
R6	0.00%	0.00%	0.00%

The Trust shall pay the above fees up to a maximum of $         per Participant Account per year. Any remainder of the fee over $         per Participant Account per year shall be paid by the Advisors, severally and not jointly, out of their legitimate profits from all sources.

**	List of funds is determined by the Advisers’ in their sole discretion and may be modified from time to time List of funds will be provided to Recordkeeper upon request.

Exhibit C

OPERATING PROCEDURES

The Funds and Recordkeeper shall follow the following operating procedures in connection with transactions in Shares by Customers through Recordkeeper, as may be amended from time to time by the Funds by way of written instruction to Recordkeeper.

A. Net asset value per share is generally provided on a daily basis to NASDAQ by 6:30 p.m. Eastern time. Net asset value can be provided directly to Recordkeeper after 7:00 p.m. Eastern time upon request.

B. The Trust or its agent will furnish notice of the declaration of any income, dividends, or capital gains distributions payable by the Funds. This information will include the ex, record and payable dates along with the Fund’s reinvestment price. Typically, this notice will be given by fax transmission, but may be given by other means as may be reasonable under the circumstances.

C. Dividends and capital gains distributions paid for each of the JPMorgan Funds are automatically reinvested in additional shares of the same Fund unless the Customer has elected to have them paid in cash.

D. Execution of orders for Shares

The execution of all orders for Share transactions will be subject to the terms of the Prospectus and SAI, the Funds’ written instructions to Recordkeeper from time to time, these Operating Procedures and, if executed through Fund/SERV, the DTCC’s rules and procedures.

(a) The Recordkeeper certifies as follows:

(i) orders to purchase and redeem Shares received by Recordkeeper or its Recordkeeper Agents (as defined in Section 2F of the Agreement) prior to the close of a Fund (generally, 4:00 p.m., Eastern Time (“ET”) other than a money market fund, which generally close multiple times each day) ( each close of a Fund, a “Market Close”) on any day that a Fund is open for business (“Day 1”) will be electronically transmitted to the Funds by 8:00 a.m., ET on the next day that the Fund is open for business (“Day 2”) (such orders are referred to as “Day 1 Trades”); and

(ii) orders to purchase and redeem shares received by Recordkeeper or its Recordkeeper Agents after the final Market Close on Day 1, but prior to the final Market Close on Day 2 (“Day 2 Trades”) will be electronically transmitted to the Funds by 8:00 a.m., ET on the second day that the Fund is open for business following Day 1.

(iii) If the Recordkeeper cannot electronically transmit Day 1 Trades to the Funds by 8:00 a.m., ET on Day 2, Recordkeeper will transmit such orders by facsimile prior to the beginning of trading on the New York Stock Exchange (generally 9:30 am ET) on Day 2.

(b) Day 1 Trades will be effected at the net asset value per share next calculated by the Fund following receipt of the trade by the Recordkeeper or Recordkeeper Agents on Day 1, and Day 2 Trades will be effected at the net asset value per share next calculated by the Fund following receipt of the trade by Recordkeeper or Recordkeeper Agents on Day 2. Dividends shall accrue as set forth in the applicable Prospectus and SAI.

(c) Upon a Fund’s reasonable request, Recordkeeper agrees to promptly provide the Fund with information separating customer orders received before and after a designated Market Close in order for the Fund to validate the timing of Recordkeeper’s receipt of orders.

E. The execution of orders under the Agreement for MMFs will be subject to the terms of the Registration Statement and dividends for all Funds shall accrue as set forth in the Fund’s Registration Statement; payments for MMF shares shall be made as specified in the Registration Statement, provided, however, if payment for any purchase order is not received in accordance with the terms of the Registration Statement, JPMDS reserves the right, without notice, to cancel the sale and to charge Financial Intermediary to compensate JPMDS or the MMF’s transfer agent if either advanced the funds for the purchase and the Fund for any expenses or losses.

F. Issuance and transfer of each Fund’s shares will be by book entry only. The Funds will not issue stock certificates.

G. The Trust will make available to Recordkeeper via DTCC’s Mutual Fund Service Profile II, a list of the states or other jurisdictions in which Shares are eligible for sale, which list may be revised from time to time. Recordkeeper agrees to sell or offer to sell Shares only in the states and other jurisdictions appearing on the most recent list made available by the Trust. Recordkeeper will not knowingly accept or act upon any instructions to purchase Shares from a customer located outside the United States of America or for the account of any non-US person.

H. If applicable, Recordkeeper agrees to provide each Fund, each Fund’s transfer agent and/or other parties designated by them with an automated file in a form mutually agreeable to the Trust and Recordkeeper, on a daily basis, containing information necessary for the Fund to make blue sky and other regulatory filings, including, without limitation: (1) the amount of sales by state or jurisdiction of residence for each Fund shareholder for which Recordkeeper provides services under this Agreement; (2) information designating whether each sale is an initial or subsequent purchase; (3) social codes or other account type fields for each sale; and (4) such other information as is necessary to determine the amounts exempt from reporting under state law. For purposes of (1), if requested by the Trust, the Recordkeeper shall, with respect to the sales for such shareholder, provide the amount of sales by state or jurisdiction of residence where the investment decision to invest in the Fund is made rather than where the shareholder is located to the extent Recordkeeper has knowledge that the investment decision is made in a state other than the state or jurisdiction of residence of the shareholder.

I. The Fund or its agent will provide Recordkeeper with confirmations of executed trades through Fund/SERV when applicable or by mail or electronic means. Periodic account statements will be provided to Recordkeeper showing the total number of Shares held, Share transactions, dividends and other distribution during the statement period, and such other information as may be required from time to time.

J. Reporting

Recordkeeper agrees to provide periodic reporting for each Plan to Trust or its agent that includes but is not limited to Plan name, Plan type, period ending Plan assets in each JPMorgan Fund / Share Class, Fund identifiers (such as, CUSIP, Ticker, Name, Share Class and such other similar information as Trust or its agent may request), introducing intermediary firm name, introducing intermediary branch code, financial advisor code or other unique identifier satisfactory to Trust or its agent (CRD #, for example), financial advisor name, financial advisor zip code, Plan inflows and outflows for the period

If Plan information is held on Funds’ books and records at its Transfer Agent, then Recordkeeper agrees to disclose the above information at time of account opening and on an on-going basis.

If Plan information is maintained within an omnibus account managed by the Recordkeeper, an affiliated broker dealer/insurance company, or trust company, then Recordkeeper agrees to disclose the above information for each Plan trading in Funds

Method and frequency of delivery to be mutually agreed upon by Recordkeeper and Trust or its agent, but in no event to be less frequently than quarterly.

Exhibit D

SHAREHOLDER ELIGIBILITY, LIQUIDTY FEE AND REDEMPTION GATE PROVISIONS

The MMFs advised by J.P. Morgan Investment Management Inc. or its affiliates disclose in their Registration Statement that the MMF is subject to certain limitations and restrictions pursuant to amendments to Rule 2a-7 under the Investment Company Act of 1940 (the “1940 Act”), as adopted by the Securities and Exchange Commission (“SEC”) on July 23, 2014 (as further amended from time-to-time, “Rule 2a-7”), including provisions relating to the calculation of net asset values (“NAVs”), imposition of liquidity fees on redemptions or the temporary suspension of redemptions (a “redemption gate”), and shareholder eligibility requirements. This Schedule E sets forth the obligations of the parties with respect to, among other items, shareholder eligibility, liquidity fees and redemption gates of MMFs, including provisions specific to retail money market funds (as defined under Rule 2a-7, “Retail MMFs”) or to those MMFs that do not qualify as government money market funds (as defined under Rule 2a-7) or Retail MMFs, or that cease to qualify as such (each, an “Institutional Non-Government MMF”).

1.	General

(i)	Financial Intermediary covenants and agrees to comply with all applicable terms and conditions of the Registration Statement, including but not limited to (1) the placing or processing of purchase, redemption and exchange orders and the timing thereof, (2) the implementation of liquidity fees and/or redemption gates, and (3) with respect to Retail MMFs, compliance with shareholder eligibility requirements as disclosed in the Registration Statement or as otherwise required by Rule 2a-7 or as interpreted by the SEC or its staff.

(ii)	Upon a MMF’s reasonable request, Financial Intermediary agrees to promptly provide the MMF or its designee with information separating customer orders received before and after each calculation of NAV (which may occur multiple times each day) or a time after which a MMF imposed, lifted or modified a liquidity fee or redemption gate for the MMF or its designee to validate the timing of Financial Intermediary’s receipt of orders to purchase, redeem or exchange the MMF’s shares (“Orders”) in good form.

2.	Liquidity Fees and Gates

(i)	Financial Intermediary agrees to promptly take such actions reasonably requested by a MMF or JPMDS, to impose, lift, or modify a liquidity fee or redemption gate, or assist the MMF or JPMDS in imposing, lifting or modifying a liquidity fee or redemption gate.

(ii)	If a MMF implements a liquidity fee, unless the Financial Intermediary undertakes to calculate and remit liquidity fees in accordance with the MMFs’ reasonable directions, the Financial Intermediary authorizes the MMF or JPMDS to calculate the liquidity fees owed to the MMF as a result of redemptions submitted through the Financial Intermediary (the “Fee Amount”) following the imposition of the liquidity fee and to withhold an amount equal to the Fee Amount from any redemption proceeds or other payments that the MMF owes to the Financial Intermediary in its sole discretion.

(iii)	Financial Intermediary may be notified by a MMF that a liquidity fee or redemption gate has been implemented via email, phone call, website disclosure or the filing of a supplement to the Registration Statement. To facilitate a MMF’s or JPMDS’s ability to calculate the Fee Amount, following such notification, the Financial Intermediary agrees to provide the MMF or JPMDS, before each NAV Calculation Time (as defined below), with the gross dollar amount and number of MMF shares that the Financial Intermediary’s customers tendered for redemption before the NAV Calculation Time and, if requested by the MMF, after the time at which the liquidity fee was imposed or before the time at which the liquidity fee was terminated or modified, as applicable.

(iv)	If a redemption gate is implemented by a MMF, the Financial Intermediary agrees to reject any redemption and exchange Orders in the MMF that it receives in good form while the redemption gate is in effect. To the extent required under applicable law or the terms of a MMF’s Registration Statement, Financial Intermediary further agrees to promptly re-confirm with its customers their intent to execute trades submitted during the implementation of a liquidity fee or redemption gate.

(v)	Financial Intermediary acknowledges that a MMF may pay a redemption request that the MMF determines in its sole discretion has been received in good order by the MMF or its agent before the imposition of a liquidity fee or redemption gate, provided, however, that the MMF or JPMDS may require the Financial Intermediary to provide evidence of receipt of the redemption request in good order prior to the applicable implementation time in its sole discretion.

3.	Retail MMFs

(i)	To the extent a MMF operates as a Retail MMF, Financial Intermediary agrees that on or before October 1, 2016 or such other date as may be in the Retail MMF’s Registration Statement, with respect to any shares of the Retail Fund purchased or held by or on behalf of its customers, it will: (1) adopt and implement policies, procedures and internal controls reasonably designed to limit all beneficial owners of such Retail MMF shares to natural persons (as such term is used or interpreted by the SEC or its staff), (2) take commercially reasonable efforts to ensure that all current and future beneficial owners of such Retail MMF shares are natural persons, and (3) promptly redeem any such Retail MMF shares of customers who do not qualify as natural persons.

(ii)	Upon the reasonable request of JPMDS, a Retail MMF or its authorized agent, Financial Intermediary will provide (1) copies (or a summary) of the policies, procedures and internal controls required under Section 3.(i) above, and (2) information or certification as to the adequacy of such procedures and the effectiveness of their implementation, in such form as may be reasonably satisfactory to the Retail MMF or Distributor.

(iii)	In the event the Financial Intermediary cannot redeem shares as provided in Section (i) above, the Financial Intermediary will promptly notify the Retail MMF and will comply with any requests from the Retail MMF or JPMDS relating to the involuntary redemption of such shares (including shares held in an omnibus account).

4.	Intraday NAV MMFs (No Agency)

With respect to a MMF that discloses in its Registration Statement that it calculates its NAV multiple times during each day the MMF is open for business (each such time, an “NAV Calculation Time”)(an “Intraday NAV MMF”), the parties agree as follows:

(i)	Orders submitted in accordance with the Registration Statement will be effected at the NAV calculated at the next NAV Calculation Time following acceptance of the Order in good form by the Intraday MMF, JPMDS, transfer agent or other agent authorized by the Intraday MMF to accept Orders.

(ii)	The Financial Intermediary understands and agrees that it is solely responsible for: (1) transmitting Orders to an Intraday NAV MMF on a timely basis and (2) any losses to its customers for Orders accepted by the Financial Intermediary before, but received and accepted by the Intraday NAV MMF after, a NAV Calculation Time.